- PRESS RELEASE -

Contact:     Katharina Manok
Günther Braun
ROFIN-SINAR
734-416-0206
- or -
011-49-40-733-63-4256

ROFIN-SINAR REPORTS RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2014

Plymouth, MI / Hamburg, Germany, May 8, 2014 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2014.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

Three months ended	Six months ended

	03/31/14	03/31/13	% Change	03/31/14	03/31/13	% Change

Net sales	$128,589	$131,146	- 2%	$249,778	$273,379	- 9%
RSTI net income	$4,489	$7,360	- 39%	$6,699	$16,258	- 59%
Earnings per share
“Diluted“ basis*	$0.16	$0.26	- 38%	$0.24	$0.57	- 58%

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.3 million and 28.4 million for each of the fiscal quarters and 28.2 million and 28.3 million for the six-month periods ending March 31, 2014 and 2013, respectively.

“We are happy to deliver a better than projected gross margin and results at the high end of our guidance. Sales in our macro business were affected by the softer business environment in Asia, especially in China to the machine tool industry, whereas sales in Europe for marking and micro applications have improved across the industries, with the exception of solar applications. Business in North America has not yet strengthened, mainly suffering from a slow medical device industry and automotive industry,” commented Günther Braun, CEO and President of RSTI. “We recently closed the acquisition of FiLaser’s assets and are already seeing promising interest in this new technology for brittle material applications. We expect this to contribute to our sales towards the second half of calendar year 2014. In addition, we have experienced increased demand for our high-power laser products out of Asia towards the end of the quarter which should support third quarter sales.”

FINANCIAL REVIEW

- Second Quarter -
Net sales totaled $128.6 million for the second quarter ended March 31, 2014, a 2% decrease over the comparable quarter of fiscal year 2013. Gross profit totaled $46.3 million, or 36% of net sales, compared to $46.8 million and 36% of net sales, in the same period of fiscal year 2013. RSTI net income amounted to $4.5 million, compared to $7.4 million in the second quarter of last fiscal year, representing 3% and 6% of net sales. The diluted per share calculation equaled $0.16 for the quarter based upon 28.3 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.26 based upon 28.4 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $27.7 million represented 22% of net sales and increased by $1.8 million compared to last fiscal year’s second quarter. Net R&D expenses in both periods were $11.6 million and 9% of net sales.

Sales of laser products for macro applications decreased by 16% to $46.8 million accounting for 36% of total sales. Sales of lasers for marking and micro applications increased by 12% to $65.9 million representing 51% of total sales. Sales of components decreased by 4% to $15.9 million representing 13% of total sales.

On a geographical basis, revenues decreased by 17% in North America and in Asia, totaling $24.1 million and $37.1 million, respectively, whereas net sales in Europe increased by 17% to $67.4 million during the second quarter of fiscal year 2014.

- Six Months -
For the six months ended March 31, 2014, net sales totaled $249.8 million, a decrease of $23.6 million, or 9%, over the comparable period in 2013. The fluctuation of the US dollar, mainly against the Euro, resulted in an increase in net sales of $4.6 million for the six-month period. Gross profit for the period was $87.6 million and $9.4 million lower than in the same period in 2013. RSTI net income for the six-month period ended March 31, 2014, totaled $6.7 million. The diluted per share calculation equaled $0.24 for the six-month period based upon 28.2 million weighted-average common shares outstanding.

Net sales of lasers for macro applications decreased by $8.2 million, or 8%, to $95.9 million. Net sales of lasers for marking and micro applications decreased by $14.2 million, or 10%, to $121.9 million. Component sales of $32.0 million represented a decrease of $1.2 million, or 4%, versus the comparable period in fiscal year 2013.

On a geographical basis, net sales decreased in North America in the first six months by 12% to $48.6 million (2013: $55.5 million), and by 26% in Asia to $74.2 million (2013: $100.0 million), whereas revenues in Europe increased by 8% to $126.9 million (2013: $117.9 million).

- Backlog -
Order entry for the quarter decreased by 8% to $127.5 million compared to the second quarter of fiscal year 2013, resulting in a backlog of $136.3 million as of March 31, 2014, mainly for laser products. The book-to-bill ratio for the second quarter of 2014 was 0.99.

- Other Developments: Share Buyback -
As of March 31, 2014, the Company has purchased approximately 0.2 million shares of common stock under the buyback program it announced in February 2014 for a total amount of $5.6 million.

- Outlook -
For the third quarter ending June 30, 2014, the Company expects revenues to be in the range of $132 million to $137 million with earnings per share in the range of $0.20 to $0.24. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.

With almost 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 49,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, May 8, 2014. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company’s home page for approximately 90 days. For the live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Briget Ampudia, Taylor Rafferty, New York at +1-212-889-4350 or Miles Chapman, Taylor Rafferty, London at +44 (0) 7795 510 832.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

Three Months Ended	Six Months Ended
(unaudited)	(unaudited)

	3/31/2014	3/31/2013	3/31/2014	3/31/2013

- Macro	$46,772	$55,586	$95,858	$104,028
- Marking/Micro	65,907	59,089	121,883	136,075
- Components	15,910	16,471	32,037	33,276
Net Sales	128,589	131,146	249,778	273,379

Costs of goods sold	82,253	84,334	162,134	176,421

Gross profit	46,336	46,812	87,644	96,958
Selling, general and administrative expenses	27,728	25,859	53,121	51,051
Intangibles amortization	664	626	1,355	1,255
Research and development expenses	11,559	11,634	23,099	22,585

Income from operations	6,385	8,693	10,069	22,067

Other income (expense)	223	1,508	24	1,095

Income before income tax	6,608	10,201	10,093	23,162

Income tax expense	2,113	2,867	3,347	6,843

Net income	4,495	7,334	6,746	16,319

Net income (loss) attributable to
non-controlling interest	6	(26)	47	61

Net income attributable to RSTI	4,489	7,360	6,699	16,258

Net income attributable to RSTI per share
* “diluted” basis	$0.16	$0.26	$0.24	$0.57
** “basic” basis	$0.16	$0.26	$0.24	$0.58

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.3 million and 28.4 million for each of the fiscal quarters and 28.2 million and 28.3 million for the six-month periods ending March 31, 2014 and 2013, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.1 million and 28.2 million for each of the fiscal quarters and 28.1 million for both of the six-month periods ending March 31, 2014 and 2013, respectively.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	03/31/14	09/30/13
ASSETS

Cash, cash equivalents and short-term investments	$155,595	$136,977
Trade accounts receivable, net	96,374	110,665
Inventories, net	205,366	198,460
Other current assets	35,449	35,190
Total current assets	492,784	481,292
Net property and equipment	85,238	86,912
Other non-current assets	132,802	131,706
Total non-current assets	218,040	218,618

Total assets	$710,824	$699,910

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	9,308	3,709
Accounts payable, trade	26,248	24,596
Other current liabilities	70,328	80,209
Total current liabilities	105,884	108,514
Long-term debt	13,275	14,913
Other non-current liabilities	36,971	33,065
Total liabilities	156,130	156,492

Net stockholders' equity	554,694	543,418

Total liabilities and stockholders' equity	$710,824	$699,910

The Company’s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act
Certain information in this press release that relates to future plans, events or performance, including statements such as “We recently closed the acquisition of FiLaser’s assets and are already seeing promising interest in this new technology for brittle material applications. We expect this to contribute to our sales towards the second half of calendar year 2014. In addition, we have experienced increased demand for our high-power laser products out of Asia towards the end of the quarter which should support third quarter sales” or “For the third quarter ending June 30, 2014, the Company expects revenues to be in the range of $132 million to $137 million with earnings per share in the range of $0.20 to $0.24” is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company’s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.